Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS FIRST QUARTER 2012 FINANCIAL AND OPERATING RESULTS

Houston, Texas, May 3, 2012 - Dune Energy, Inc. (OTCBB:DUNR) today announced results for the first quarter of calendar year 2012.

Revenue and Production

Revenue for the first quarter of 2012 totaled $13.4 million as compared with $17.4 million for the first quarter of 2011. Production volumes in the first quarter were 99 Mbbls of oil and .78 Bcf of natural gas, or 1.4 Bcfe. This compares with 140 Mbbls of oil and .82 Bcf of natural gas, or 1.7 Bcfe for the first quarter of 2011. Approximately 0.14 Bcfe of production was deferred in the first quarter due to a 17 day workover of the Weiting #32 at our Chocolate Bayou field and a 19 day shut in of our Garden Island Bay field due to insufficient natural gas to support the gas lift system in this oil field. These operations accounted for almost 50% of the decline from a year earlier. In the first quarter of 2012, the average sales price per barrel of oil was $110.73 and $3.12 per Mcf for natural gas, as compared with $96.89 per barrel and $4.69 per Mcf, respectively for the first quarter of 2011. Production declined over 17% in the first quarter of 2012 as compared to the first quarter of 2011; however, increased oil prices were able to offset a portion of the decline in revenue. Oil prices increased 14%, and gas prices decreased 33%, from 2011 levels. During the first quarter of 2012 oil accounted for 43% of the total production volumes on an Mcfe basis; however, oil revenue accounted for 82% of the total revenue.

Costs and Expenses

Total lease operating expense was $6.2 million for the first quarter of 2012 as compared to $7.1 million for the first quarter of 2011, or $4.48 and $4.26 per Mcfe produced, respectively. This increase on a per Mcfe basis was reflective of lower production volumes in 2012 in our older fields with high fixed expenses. DD&A expense was $4.3 million for the first quarter of 2012, or $3.12 per Mcfe. G&A expense totaled $3.1 million for the first quarter of 2012 compared to $2.1 million in the first quarter of 2011, mainly reflecting the impact of additional stock-based compensation. Interest and financing expense was $2.4 million in the first quarter compared to $9.9 million in the first quarter of 2011. As part of the restructuring on December 22, 2011, a $40 million term loan was repaid and replaced with a $200 million revolving credit facility under which $36 million was borrowed and $2.0 million in letters of credit were outstanding at the end of the quarter. The $300 million of Senior Secured notes were reduced to $3.0 million at year-end 2011, and new notes of $49.5 million with a maturity of 2016 were added as part of the restructuring. The $3.0 million of Senior Secured Notes will be paid off at their maturity on June 1, 2012.

Earnings

Net loss available to common shareholders totaled $3.6 million for the first quarter of 2012. This compares with a $13.2 million loss in 2011. Preferred stock dividends were $4.9 million in the first quarter of 2011. The preferred stock was eliminated as part of the December 22, 2011 restructuring and was converted into $4 million cash and 1.5% of the common shares outstanding on a restructured basis. Consequently, there were no preferred stock dividends in 2012.

Liquidity

At the end of the quarter we had $16.2 million in cash and $25 million available under our Sr. Credit Facility based on $63 million of availability. The availability under the revolver will be reduced May 1, 2012 to $50 million mainly due to reduced gas prices in 2012. We anticipate with the successful oil completions in the first and second quarters that the availability under our revolver will be increased at the mid-year review.

2012 Operations Summary and Capital Program

Garden Island Bay Field

So far this year we have completed two major workovers of existing wells in this field and drilled the SL 214 #917 well which has been dually completed in the G-1 B and G-2 sands. Current production from the field has increased from an average 350 Boe/day in December 2011 to approximately 625 Boe/day in the most recent week. The 915 ST #1 has been drilled to a total depth of 6,200 feet measured depth. Completion operations are underway and we anticipate an additional 150-200 Boe/day from this completion.

After Hurricane season we anticipate commencing an exploratory program targeting 17 defined prospects within the field identified by a recent reprocessing and depth migration of our 3-D seismic data set. These prospects are more fully described on our website www.duneenergy.com. We are currently seeking a joint venture partner to offset much of the initial exploratory expense of this program.

Leeville Field

In 2010 we formed a joint venture with a private company to exploit opportunities within this field. In late 2011 we drilled the CNO #1 well under this partnership. The well tested 4.6 MMcfe and has been producing at over 4 MMcfe/day since the beginning of 2012. Dune has a 40% interest in this well. Our partner has proposed commencing a development drilling program beginning in the second quarter, and continuing through the remainder of the year. We have approved AFE’s for the first three of these wells, the LL&E #340, 341, and 342. Our total capital exposure, including facilities, for these three wells is $1.9, $1.9, and $1.7 million respectively for our 40% interest assuming a successful completion on each well. Each well is anticipated to have a net rate exposure of 100-150 Boe/day. We have been advised that our partner intends to propose drilling additional development wells in the field after the initial three well program. Our partner has proposed a deep exploratory well targeting several high potential oil zones defined by depth-migrated 3-D data. We would have a 20% interest in this 20,500 foot well which is anticipated to spud in the third quarter. Our net dry hole exposure for this well would be $3.8 million. Our net reserve exposure for the well would be approximately 800,000 Boe.

Capital spending was approximately $11.6 million in the first quarter which included the activity at Garden Island Bay mentioned above along with approximately $0.9 million in P&A activity in Chocolate Bayou, Leeville and Garden Island Bay fields. Capital spending in the second quarter will decrease from the rate in the first quarter due to completing the 100% working interest activity in our Garden Island Bay field. Total capital for the year is anticipated to be between $32 and $35 million which will include the activity at Leeville field described above. The exploratory drilling program within Garden Island Bay field will be dependent on available capital and the success of our efforts at finding a joint venture partner for these exploratory prospects.

James A. Watt, President and CEO of the company stated, “So far this year our Garden Island Bay drilling and workover program has been successful. We anticipate initiating a program at Leeville in the second quarter. We are seeking a joint venture partner to commence additional drilling in our Garden Island Bay field post the hurricane season. All projects are designed to increase oil production and reserves.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	Successor
	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$16,230,297	$20,393,672
Restricted cash	—	17,184
Accounts receivable	8,065,990	8,107,009
Prepayments and other current assets	2,324,924	2,556,373

Total current assets	26,621,211	31,074,238

Oil and gas properties, using successful efforts accounting—proved	221,778,549	210,199,348
Less accumulated depreciation, depletion and amortization	(4,224,292)	—

Net oil and gas properties	217,554,257	210,199,348

Property and equipment, net of accumulated depreciation of $61,369 and $—	238,013	230,074
Deferred financing costs, net of accumulated amortization of $197,837 and $19,449	2,774,302	2,915,229
Other assets	2,691,465	3,006,564

	5,703,780	6,151,867

TOTAL ASSETS	$249,879,248	$247,425,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,260,691	$6,759,073
Accrued liabilities	10,554,389	10,042,683
Current maturities on long-term debt	3,885,061	4,557,857

Total current liabilities	27,700,141	21,359,613
Long-term debt	86,832,348	88,503,991
Other long-term liabilities	13,286,939	12,630,676

Total liabilities	127,819,428	122,494,280

Commitments and contingecies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 4,200,000,000 shares authorized, 39,411,109 and 38,579,630 shares issued	39,411	38,580
Treasury stock, at cost (235 and 235 shares)	(552)	(552)
Additional paid-in capital	125,611,520	124,893,145
Accumulated deficit	(3,590,559)	—

Total stockholders' equity	122,059,820	124,931,173

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$249,879,248	$247,425,453

Dune Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor
	Three months ended March 31,	Three months ended March 31,
	2012	2011
Revenues	$13,395,116	$17,419,664

Operating expenses:
Lease operating expense and production taxes	6,158,785	7,068,193
Accretion of asset retirement obligation	365,439	329,379
Depletion, depreciation and amortization	4,285,661	6,299,971
General and administrative expense	3,101,057	2,138,891
Loss on settlement of asset retirement obligation liability	423,922	—

Total operating expense	14,334,864	15,836,434

Operating income (loss)	(939,748)	1,583,230

Other income (expense):
Interest income	11,297	20,150
Interest expense	(2,369,686)	(9,944,127)
Loss on derivative liabilities	(292,422)	—

Total other income (expense)	(2,650,811)	(9,923,977)

Net loss	(3,590,559)	(8,340,747)
Preferred stock dividend	—	(4,898,323)

Net loss available to common stockholders	$(3,590,559)	$(13,239,070)

Net loss per share:
Basic and diluted	$(0.09)	$(28.30)

Weighted average shares outstanding:
Basic and diluted	38,826,328	467,891

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
	Three months ended March 31,	Three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,590,559)	$(8,340,747)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	4,285,661	6,299,971
Amortization of deferred financing costs and debt discount	178,388	857,859
Stock-based compensation	653,294	180,183
Loss on settlement of asset retirement obligation liability	423,922	—
Accretion of asset retirement obligation	365,439	329,379
Loss on derivative liabilities	528,423	—
Changes in:
Accounts receivable	41,019	(1,499,345)
Prepayments and other assets	515,110	(422,337)
Payments made to settle asset retirement obligations	(945,182)	(10,773)
Accounts payable and accrued liabilities	5,719,226	14,658,798

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,174,741	12,052,988

CASH FLOWS FROM INVESTING ACTIVITIES
Cash investment in proved and unproved properties	(8,956,747)	(10,346,113)
Decrease (increase) in restricted cash	17,184	(18,646)
Purchase of furniture and fixtures	(69,308)	(43,552)
Decrease in other assets	315,099	595,077

NET CASH USED IN INVESTING ACTIVITIES	(8,693,772)	(9,813,234)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on short-term debt	(672,796)	(597,959)
Decrease in long-term debt issuance costs	28,452	—
Payments on long-term debt	(3,000,000)	—

NET CASH USED IN FINANCING ACTIVITIES	(3,644,344)	(597,959)

NET CHANGE IN CASH BALANCE	(4,163,375)	1,641,795
Cash balance at beginning of period	20,393,672	23,670,192

Cash balance at end of period	$16,230,297	$25,311,987

SUPPLEMENTAL DISCLOSURES
Interest paid	$539,949	$1,111,268
Income taxes paid	—	—

NON-CASH INVESTING AND FINANCIAL DISCLOSURES
Accrued interest converted to long-term debt	$1,328,357	$—
Non-cash investment in proved and unproved properties in accounts payable	2,622,454	—
Common stock issued for conversion of preferred stock	—	56,792,000
Redeemable convertible preferred stock dividends	—	4,321,000
Accretion of discount on preferred stock	—	577,323